SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                  -----------

                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                         THE MCGRAW-HILL COMPANIES, INC.
                      ------------------------------------
             (Exact name of registrant as specified in its charter)


           New York                                            13-1026995
---------------------------------------------------- ---------------------------
(State of Incorporation or Organization)                     (IRS Employer
                                                           Identification No.)

1221 Avenue of the Americas, New York, New York                   10020
---------------------------------------------------- ---------------------------
    (Address of principal executive offices)                    (Zip Code)


If this form relates to the registration      If this form relates to the
of a class of securities pursuant to          registration class of securities
Section 12(b) of the Exchange Act and         pursuant to Section 12(g) of the
is effective pursuant to General              Exchange Act and is effective
Instruction A.(c), please check the           pursuant to General Instruction
following box. [x]                            A.(d), please check the following
                                              box. [  ]



         (If applicable)
Securities Act registration statement file number to which this form relates: ____________
        (If applicable)

      Title of Each Class                       Name of Each Exchange on Which

 Preferred Share Purchase Rights                 New York Stock Exchange, Inc.
                                                    Pacific Exchange, Inc.

Securities to be registered pursuant to Section 12(g) of the Act:


--------------------------------------------------------------------------------
                           (Title of Class)

Item 1.  DESCRIPTION OF SECURITIES TO BE REGISTERED.

        Reference is hereby made to the Registration Statement on Form
8-A filed by The McGraw-Hill Companies, Inc. (the "COMPANY") with the Securities and Exchange Commission on August 3, 1998, as amended on March 8, 1999 and February 3, 2005, relating to the Rights Agreement by and between the Company and The Bank of New York ("BONY"), successor to Mellon Investor Services, LLC, in turn successor to ChaseMellon Shareholder Services, L.L.C., dated as of July 29, 1998 (the "RIGHTS AGREEMENT"). Such Forms 8-A and 8-A/A are hereby incorporated by reference.

        On July 29, 1998, the Board of Directors of the Company declared a dividend of one preferred share purchase right (a "RIGHT") for each outstanding share of common stock, par value $1.00 per share (the "COMMON SHARES"), of the Company. The dividend was paid on August 14, 1998 (the "RECORD DATE") to the shareholders of record on that date. The description and terms of the Rights are set forth in the Rights Agreement.

        On April 27, 2005, the Board of Directors of the Company declared a two-for-one split of the Common Shares to be effected in the form of a 100% stock dividend payable on May 17, 2005, to holders of record of the Common Shares on May 6, 2005 (the "STOCK DIVIDEND"). Pursuant to the provisions of the Rights Agreement, certain adjustments to the number of Rights outstanding, the number of shares of Series A Preferred Stock, par value $1.00 per share, of the Company (the "PREFERRED SHARES") purchasable upon exercise of each Right, and the Redemption Price (as defined in the Rights Agreement) are required as a result of the Stock Dividend. A copy of a Certificate of Adjustment, dated as of May 17, 2005, delivered by the Company to the Rights Agent and setting forth the required adjustments is attached hereto as Exhibit
99.4 and is incorporated herein by reference. The description of the Rights set forth below reflects the adjustments arising from the Stock Dividend.

        Each Right entitles the registered holder to purchase from the Company one eight-hundredth of a Preferred Share at a price of $75 per one eight-hundredth of a Preferred Share (the "PURCHASE PRICE"), subject to adjustment.

        Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "ACQUIRING PERSON") have acquired beneficial ownership of 20% or more of the outstanding Common Shares or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors of the Company prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding Common Shares (the earlier of such dates being called the "DISTRIBUTION DATE"), the Rights will be evidenced, with respect to any of the Common Share certificates outstanding, by such Common Share certificate.

        The Rights Agreement provides that, until the Distribution
Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Share certificates issued after the Record Date upon transfer or new issuance of

Common Shares will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Shares outstanding will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

        The Rights are not exercisable until the Distribution Date.
The Rights will expire on August 14, 2008 (the "FINAL EXPIRATION DATE"), unless the Rights are earlier redeemed or exchanged by the Company, in each case, as described below.

        The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then-current market price of the Preferred Shares or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Preferred Shares) or of subscription rights or warrants (other than those referred to above).

        The number of outstanding Rights and the fraction of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, prior to the Distribution Date.

        Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $25 per share but will be entitled to an aggregate dividend of 800 times the dividend declared per Common Share. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 800 times the payment made per Common Share. Each Preferred Share will have 800 votes, voting together with the Common Shares. Finally, in the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Preferred Share will be entitled to receive 800 times the amount received per Common Share. These rights are protected by customary antidilution provisions.

        Because of the nature of the Preferred Shares' dividend, liquidation and voting rights, the value of the one eight-hundredth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one Common Share.

        In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of Common Shares having a market value of two times the exercise price of the Right.

        At any time after any person or group becomes an Acquiring
Person and prior to the acquisition by such person or group of 50% or more of the outstanding Common Shares, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one Common Share, or one eight-hundredth of a Preferred Share (or of a share of a class or series of the Company's preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

        With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preferred Shares will be issued (other than fractions which are integral multiples of one eight-hundredth of a Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day prior to the date of exercise.

        At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding Common Shares, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.00125 per Right (the "REDEMPTION PRICE"). The redemption of the Rights may be made effective at such time, on such basis, and with such conditions as the Board of Directors of the Company in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

        The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

        Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

        The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company's Board of Directors, except pursuant to any offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors since the Rights may be redeemed by the Company at the Redemption Price prior to the time that a person or group has acquired beneficial ownership of 20% or more of the Common Shares.

        The Rights Agreement, dated as of July 29, 1998, between the
Company and the Rights Agent specifying the terms of the Rights and the form of press release announcing the declaration of the Rights have been filed hereto as Exhibits 4.1 and 99.1, respectively, and are incorporated herein by reference. The foregoing description of the Rights is qualified in its entirety by reference to such exhibits and to the Certificate of Adjustment attached hereto as Exhibit 99.4.

Item 2.  EXHIBITs.


                  EXHIBIT NO.     DESCRIPTION

                  4.1 Rights Agreement, dated as of July 29, 1998, between The McGraw-Hill Companies, Inc. and ChaseMellon Shareholder Services, L.L.C. which includes the form of Right Certificate as Exhibit A and the Summary of Rights to Purchase Preferred Shares as Exhibit B. (Incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form 8-A filed on August 3, 1998).

                  99.1 Press release, dated as of July 29, 1998, issued by the Company. (Incorporated by reference to Exhibit 99.1 to the Company's Registration Statement on Form 8-A filed on August 3, 1998).

                  99.2 Certificate of Adjustment delivered by the Company to ChaseMellon Shareholder Services, L.L.C., as Rights Agent, on March 8, 1999. (Incorporated by reference to Exhibit 99.2 to the Company's Registration Statement on Form 8-A filed on March 8, 1999).

                  99.3 Amendment to Rights Agreement, dated as of February 1, 2005, by and between The McGraw-Hill Companies, Inc. and The Bank of New York. (Incorporated by reference to the Exhibit 99.3 to the Company's Registration Statement on Form 8-A filed on February 3,
                                  2005).

                  99.4 Certificate of Adjustment delivered by the Company to The Bank of New York, as Rights Agent, on May 17, 2005.

                                   SIGNATURES


                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed by the undersigned, thereunto duly authorized.


                                      THE McGRAW-HILL COMPANIES, INC.
                                       ------------------------------
                                                (Registrant)


                                      By  /s/ Scott L. Bennett
                                      ------------------------------------------
                                          Scott L. Bennett
                                          Senior Vice President and Secretary


Dated:  May 17, 2005

                         THE MCGRAW-HILL COMPANIES, INC.

                      Registration Statement on Form 8-A/A

                                  EXHIBIT INDEX

                  EXHIBIT NO.     DESCRIPTION

                  4.1 Rights Agreement, dated as of July 29, 1998, between The McGraw-Hill Companies, Inc. and ChaseMellon Shareholder Services, L.L.C. which includes the form of Right Certificate as Exhibit A and the Summary of Rights to Purchase Preferred Shares as Exhibit B. (Incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form 8-A filed on August 3, 1998).

                  99.1 Press release, dated as of July 29, 1998, issued by the Company. (Incorporated by reference to Exhibit 99.1 to the Company's Registration Statement on Form 8-A filed on August 3, 1998).

                  99.2 Certificate of Adjustment delivered by the Company to ChaseMellon Shareholder Services, L.L.C., as Rights Agent, on March 8, 1999. (Incorporated by reference to Exhibit 99.2 to the Company's Registration Statement on Form 8-A filed on March 8, 1999).

                  99.3 Amendment to Rights Agreement, dated as of February 1, 2005, by and between The McGraw-Hill Companies, Inc. and The Bank of New York. (Incorporated by reference to Exhibit 99.3 to the Company's Registration Statement on Form 8-A filed on February 3,
                                  2005).

                  99.4 Certificate of Adjustment delivered by the Company to The Bank of New York, as Rights Agent, on May 17, 2005.

                            CERTIFICATE OF ADJUSTMENT


        This is to certify pursuant to Section 12 of the Rights
Agreement, dated as of July 29, 1998, between The McGraw-Hill Companies, Inc., a New York corporation ("THE COMPANY"), and The Bank of New York, as successor Rights Agent (the "RIGHTS PLAN"), that:

I. STATEMENT OF FACTS.

        At its April 27, 2005 meeting, the Company's Board of
Directors declared a two-for-one split of the shares of common stock, par value $1.00 per share, of the Company (the "COMMON SHARES"), to be effected in the form of a 100% stock distribution (the "DISTRIBUTION") on May 17, 2005 to holders of record of the Company's issued Common Shares on May 6, 2005.

II. ADJUSTMENTS PURSUANT TO THE RIGHTS PLAN.

        Pursuant to the provisions of Sections 11(n) and 23(a) of the Rights Agreement, certain adjustments to the number of four-hundredths of a Preferred Share (as defined in the Rights Plan) purchasable upon proper exercise of each Right (as defined in the Rights Plan) and to the Redemption Price (as defined in the Rights Plan) shall be effected as of May 17, 2005, in connection with the Distribution, as set forth below:
               1. Pursuant to Section 11(n) of the Rights Agreement, the number of Preferred Shares purchasable upon proper exercise of a Right shall be equal to one eight-hundredth of a Preferred Share.

               2. Pursuant to Section 23(a) of the Rights Agreement, the Redemption Price shall be equal to $.00125 per Right.

Dated this 17th day of May, 2005

                                      THE McGRAW-HILL COMPANIES, INC.


                                      By: /s/ Robert K. Benjamin
                                          ---------------------------
                                      Name: Robert K. Benjamin
                                      Title:  Assistant Secretary